                                AMENDMENT NO. 1
                                       TO
                             DISTRIBUTION AGREEMENT
                 EQ FINANCIAL CONSULTANTS, INC. / CLASS IA SHARES


         AMENDMENT ("Amendment"), dated as of December 9, 1997, to Distribution Agreement relating to the Class IA Shares dated as of April 14, 1997 ("Original Agreement") by and between EQ Advisors Trust ("Trust") and Equitable Distributors, Inc. ("EDI").

         The Trust and EDI agree that:

         1. Duration of Agreement. With respect to each Portfolio specified in Schedule A to the Original Agreement, the Agreement will continue in effect until March 31, 1998 and thereafter will continue annually only so long as such continuance is specifically approved at least annually either by the (a) Board of Trustees of the Trust or (b) persons having voting rights in respect of the Trust, by the vote stated in Section 11 of the Original Agreement, voted in accordance with the provisions contained in the Participation Agreement or any policies on conflicts adopted by the Board of Trustees, provided that in either event such continuance shall also be approved by a vote of a majority of the Trustees of the Trust who are not interested persons of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval. With respect to each new Portfolio specified in Schedule A, as revised below, the Agreement will continue in effect for a period of more than one year from the date of the execution of this Amendment No. 1 only so long as such continuance is approved as specified above.

         2. Schedule A. Schedule A to the Original Agreement is replaced in its entirety by Schedule A attached hereto.

         Except as modified and amended hereby, the Original Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above set forth.

EQ ADVISORS TRUST                         EQ FINANCIAL CONSULTANTS, INC.


By: /s/ Peter D. Noris                    By: /s/ Michael S. Martin
    ----------------------------              ------------------------------
         Peter D. Noris                            Michael S. Martin
         President and Trustee                     Chairman of the Board and
                                                   Chief Executive Officer

                                   SCHEDULE A
                                       TO
                                AMENDMENT NO. 1
                                       TO
              EQ FINANCIAL CONSULTANTS, INC. DISTRIBUTION AGREEMENT
                                CLASS IA SHARES



                                 Portfolios of
                               EQ Advisors Trust
                               -----------------

                   T. Rowe Price International Stock Portfolio
                   T. Rowe Price Equity Income Portfolio
                   EQ/Putnam Growth & Income Value Portfolio
                   EQ/Putnam International Equity Portfolio
                   EQ/Putnam Investors Growth Portfolio
                   EQ/Putnam Balanced Portfolio
                   MFS Research Portfolio
                   MFS Emerging Growth Companies Portfolio
                   Morgan Stanley Emerging Markets Equity Portfolio Warburg Pincus Small Company Value Portfolio Merrill Lynch World Strategy Portfolio
                   Merrill Lynch Basic Value Equity Portfolio
                   Lazard Small Cap Value Portfolio
                   Lazard Large Cap Value Portfolio
                   JPM Core Bond Portfolio
                   BT Small Company Index Portfolio
                   BT International Equity Index Portfolio
                   BT Equity 500 Index Portfolio